Exhibit (a)(1)(i)

PLAYSTUDIOS, INC.

Offer to Purchase for Cash
Up to $15,000,000 of Shares of its Class A Common Stock
At a Purchase Price Not Less Than $4.30 Per Share and Not More Than $5.50 Per Share

CUSIP: 72815G306

THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON DECEMBER 10, 2026, UNLESS THE TENDER OFFER IS EXTENDED OR TERMINATED

PLAYSTUDIOS, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), hereby offers to purchase for cash up to $15,000,000 of its outstanding shares of Class A common stock, par value $0.0001 per share (the “shares”), at a price of not less than $4.30 per share and not more than $5.50 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), the related letter of transmittal (the “Letter of Transmittal”) and the other materials filed as exhibits to the Issuer Tender Offer Statement on Schedule TO that we have filed with the U.S. Securities and Exchange Commission (the “Commission” or “SEC”) (such materials, collectively, as they may be amended or supplemented from time to time, the “tender offer materials”). The terms and conditions set forth in the tender offer materials collectively constitute the “tender offer.” The tender offer will expire at 12:00 midnight, New York City time, at the end of the day on December 10, 2026 (such time and date, as the same may be extended, the “Expiration Time”), unless extended or terminated.

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn pursuant to the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. The single purchase price (the “Purchase Price”) will be selected by us and will be the lowest per share price (in increments of $0.10), which will be not less than $4.30 per share and not more than $5.50 per share, that will allow us to purchase a number of shares having an aggregate purchase price of $15,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer.

Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $15,000,000 are properly tendered and not properly withdrawn, we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Time.

As of November 11, 2026, we had 10,070,646 outstanding shares of Class A common stock (and an additional 3,379,663 shares held in treasury by the Company, which are considered issued but not outstanding) and 1,645,776 outstanding shares of Class B common stock, par value $0.0001 per share (the “Class B common stock”). Each share of Class A common stock entitles its holder to one vote, and each share of Class B common stock entitles its holder to 20 votes, on matters submitted to a vote of our stockholders, except as otherwise required by law or our amended and restated certificate of incorporation. The tender offer relates solely to shares of Class A common stock and does not extend to shares of Class B common stock. Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price per share is $4.30, we would purchase 3,488,372 shares, and, if the Purchase Price per share is $5.50, we would purchase 2,727,273 shares, representing approximately 34.6% and 27.1%, respectively, of our outstanding shares of Class A common stock as of November 11, 2026. The tender offer will not itself change the number of outstanding shares of Class B common stock or the rights of those shares. However, our purchase of shares of Class A common stock in the tender offer will increase the percentage of our total voting power held by holders of Class B common stock.

We will purchase shares properly tendered at prices equal to or below the Purchase Price and not properly withdrawn, on the terms and subject to the conditions of the tender offer, including the proration and “odd lot” priority provisions. We will not purchase shares tendered at prices greater than the Purchase Price or shares that we do not accept for purchase under the terms of the tender offer because of the tender offer’s proration and priority provisions. Shares tendered but not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the Expiration Time.

If shares having an aggregate purchase price of more than $15,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares of Class A common stock without extending the tender offer. Unless otherwise stated, information in this Offer to Purchase assumes that no such additional shares will be purchased. We also expressly reserve the right, in our sole discretion, to purchase additional shares of our Class A common stock subject to applicable legal and regulatory requirements. See Section 1.

After tenders of shares have been accepted for purchase by us, payment will be made through Continental Stock Transfer & Trust Company, the depositary for the tender offer (the “Depositary”), which will act as agent for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. See Section 5.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Our shares of Class A common stock are listed and traded on the Nasdaq Capital Market (“Nasdaq”) under the trading symbol “MYPS.” On November 11, 2026, the last trading day prior to the commencement of the tender offer, the closing price of the shares of Class A common stock on the Nasdaq Capital Market, as reported by Nasdaq, was $4.29 per share. You are urged to obtain current market quotations for the shares of Class A common stock. See Section 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE OR PRICES YOU SHOULD TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU CHOOSE TO TENDER SUCH SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER. THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS HAVE INFORMED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER. SEE SECTION 11.

Neither the Commission nor any state or other securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) or other related materials, you should contact the Information Agent.

The Dealer Manager for the Tender Offer is:

Citizens JMP Securities, LLC

The Information Agent for the Tender Offer is:

Georgeson LLC

The date of this Offer to Purchase is November 12, 2026

IMPORTANT

Questions and requests for assistance may be directed to Georgeson LLC, the information agent for the tender offer (the “Information Agent”), or to Citizens JMP Securities, LLC, the dealer manager for the tender offer (the “Dealer Manager”), at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the tender offer materials from the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. Stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer. If you want to tender all or some of your shares of Class A common stock, you must do one of the following before the tender offer expires:

•        if your shares of Class A common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

•        if you are an institution participating in The Depository Trust Company, referred to as the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares of Class A common stock according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•        if you hold certificates or book entry shares of Class A common stock in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary, at one of its addresses shown on the Letter of Transmittal; or

•        if you are a holder of vested stock options, subject to Company policies and practices, you may exercise your vested options to purchase shares of Class A common stock and tender such shares in the tender offer. You must complete the exercise of such vested options sufficiently in advance of the Expiration Time in order to provide adequate time to validly tender any such shares in the tender offer. Exercises of options cannot be revoked even if some or all of the shares of Class A common stock received upon the exercise thereof and tendered in the tender offer are not purchased in the tender offer for any reason.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which they, as beneficial owners, must take action in order to participate in the tender offer.

If you want to tender your shares of Class A common stock but your certificates for such shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedures for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Time of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL. THIS TENDER OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE SHARES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE TENDER OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E-4(D)(2) UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE OR PRICES YOU SHOULD TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU CHOOSE TO TENDER SUCH SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER. THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS HAVE INFORMED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER. SEE SECTION 11.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER OR AT WHAT PRICE OR PRICES YOU SHOULD TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES.

i

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read carefully the entire Offer to Purchase, the related Letter of Transmittal and the other tender offer materials because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

We (PLAYSTUDIOS, Inc.) are offering to purchase your shares of Class A common stock. See Section 1.

What will be the Purchase Price for the shares?

We are conducting an offer by means of a modified “Dutch auction.” We are offering to purchase up to $15,000,000 of shares, upon the terms and subject to the conditions of the tender offer, at a Purchase Price (to be determined as provided in this Offer to Purchase) of not less than $4.30 per share and not more than $5.50 per share, less any applicable withholding taxes and without interest, for each share we purchase pursuant to the tender offer. We will determine the Purchase Price promptly following the Expiration Time, on the terms and subject to the conditions of the Offer to Purchase (including the “odd lot” priority, proration and conditional tender provisions). We will select the lowest Purchase Price (in increments of $0.10), which will not be less than $4.30 per share and not more than $5.50 per share, that will allow us to purchase up to $15,000,000 of shares, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $15,000,000 are properly tendered and not properly withdrawn prior to the Expiration Time, then we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn. See Section 1.

If you wish to maximize the chance that your shares of Class A common stock will be purchased in the tender offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that your shares will be deemed to be tendered at the minimum price of $4.30 per share. You should understand that this election may have the effect of lowering the Purchase Price and could result in your shares being purchased at $4.30 per share, which is the low end of the price range in the tender offer, less any applicable withholding taxes and without interest.

Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what price or prices to tender their shares. See Section 8.

What will be the form of payment of the Purchase Price?

If your shares of Class A common stock are purchased in the tender offer, you will be paid the Purchase Price in cash, less any applicable withholding taxes and without interest, for each of your shares that we purchase pursuant to the tender offer. On the terms and subject to the conditions of the Offer to Purchase (including the “odd lot” priority, proration and conditional tender provisions), promptly following the Expiration Time, we will pay the Purchase Price less any applicable withholding taxes and without interest, for each of your shares that we purchase pursuant to the tender offer. See Section 5.

How many shares will the Company purchase?

We will purchase a number of shares having an aggregate purchase price of $15,000,000, or a lower amount depending on the number of shares properly tendered at or below the Purchase Price and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $15,000,000 are properly tendered and not properly withdrawn prior to the Expiration Time, we will buy all shares properly tendered and not properly withdrawn at prices at or below the Purchase Price. See Section 1.

As of November 11, 2026, we had 10,070,646 outstanding shares of Class A common stock and 1,645,776 issued and outstanding shares of Class B common stock. Each share of Class A common stock entitles its holder to one vote, and each share of Class B common stock entitles its holder to 20 votes, on matters submitted to a vote of our stockholders, except as otherwise required by law or our amended and restated certificate of incorporation. The tender offer relates solely to shares of Class A common stock and does not extend to shares of Class B common stock. All of our directors and executive officers have informed us that they do not intend to convert any shares of Class B common stock into shares of Class A common stock in connection with the tender offer or tender any shares of Class A common stock in the tender offer. See Section 2.

Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price per share is $4.30, we would purchase 3,488,372 shares of Class A common stock, and, if the Purchase Price per share is $5.50, we would purchase 2,727,273 shares of Class A common stock, representing approximately 34.6% and 27.1%, respectively, of our outstanding shares of Class A common stock as of November 11, 2026. The tender offer will not itself change the number of outstanding shares of Class B common stock or the rights of those shares. Our purchase of shares of Class A common stock in the tender offer will increase the percentage of our total voting power held by holders of Class B common stock. See Section 2.

In addition, if shares having an aggregate purchase price of more than $15,000,000 are properly tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares of Class A common stock without extending the expiration of the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares of Class A common stock subject to applicable legal and regulatory requirements. See Section 1.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

How will the Company pay for the shares?

The Company will fund the purchase price and related fees and expenses with cash on hand. The tender offer is not subject to any financing condition. See Section 9.

Assuming the tender offer is fully subscribed, and assuming we do not exercise our right to purchase up to an additional 2% of our outstanding shares of Class A common stock, we expect the aggregate cost of the purchases, including all fees and expenses related to the tender offer, to be approximately $15.6 million. See Section 9.

How long do I have to tender my shares?

You may tender your shares of Class A common stock until the Expiration Time. The Expiration Time is at 12:00 midnight, New York City time, at the end of the day on December 10, 2026, unless we extend or terminate the tender offer. We may choose to extend the tender offer for any reason. We cannot assure you that the tender offer will be extended or, if extended, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that, for administrative reasons, such nominee has an earlier deadline that must be met for your shares to be tendered by the Expiration Time. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which they, as beneficial owners, must take action in order to participate in the tender offer.

Can the tender offer be extended, amended or terminated, and if so, under what circumstances?

We can extend or amend the tender offer in our sole discretion, subject to applicable laws. If we extend the tender offer, we cannot indicate, at this time, the length of any extension we may provide but we will delay the acceptance of any shares of Class A common stock that have been tendered. We can amend or terminate the tender offer under certain circumstances, subject to applicable law. See Section 7 and Section 14.

How will I be notified if the Company extends the tender offer or amends the terms of the tender offer?

We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. In the event that the terms of the tender offer are amended, we will file with the Commission an amendment to our Tender Offer Statement on Schedule TO relating to the tender offer describing the amendment. See Section 14.

What is the purpose of the tender offer?

The purpose of the tender offer is for the Company to repurchase shares of its Class A common stock and return capital to the Company’s stockholders. The tender offer provides a mechanism for completing a sizeable repurchase of shares more rapidly than would be possible through open market repurchases.

The modified Dutch auction tender offer set forth in this Offer to Purchase provides our stockholders with the opportunity to tender all or a portion of their shares of Class A common stock and thereby receive a return of some or all of their investment in the Company, if they so elect. The tender offer also provides our stockholders with an efficient way to sell their shares without incurring brokerage fees or commissions associated with open market sales. However, if you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders shares on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 2.

Are there any conditions to the tender offer?

Yes. The tender offer is subject to the conditions described in Section 7. Subject to applicable law, we may terminate the tender offer if any of the following events occurs before the Expiration Time and the applicable condition is not waived:

•        there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impairs our ability to purchase the shares in the tender offer;

•        there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restricts or prohibits completion of the tender offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares or (iii) materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries;

•        there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) on or after November 11, 2026, the last trading day prior to the commencement of the tender offer, the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, declaration of a national emergency or martial law, or an act of terrorism, directly or indirectly involving the United States, or any material escalation of any war or armed hostilities which had commenced prior to November 11, 2026, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

•        there shall have been a decrease of more than 10% in the market price for the Company’s shares of Class A common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on November 11, 2026;

•        a tender or exchange offer for any or all of the shares of Class A common stock, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into any definitive agreement or an agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction since November 11, 2026, other than in the ordinary course of business (in each case other than the tender offer);

•        the consummation of the tender offer and the purchase of shares shall cause the shares of Class A common stock to cease to be traded on or listed on Nasdaq or to be deregistered under the Exchange Act;

•        we shall have learned that any person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of Class A common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G, or an amendment thereto, filed with the Commission on or before November 11, 2026);

•        a person or group who has filed a Schedule 13D, other than any person eligible to file a Schedule 13G, with the Commission on or before November 11, 2026, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than solely as a result of the tender offer made hereby), beneficial ownership of an additional 1% or more of the outstanding shares of Class A common stock; or

•        a person or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the shares of Class A common stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities.

These conditions are summarized above and are described in full in Section 7.

How do I tender my shares?

To tender your shares of Class A common stock, prior to 12:00 midnight, New York City time, at the end of the day on December 10, 2026, or any later time and date to which the tender offer may be extended:

•        if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

•        if you are an institution participating in The Depository Trust Company, referred to as “DTC” or the “Book-Entry Transfer Facility,” tender your shares according to the procedure for book-entry transfer described in Section 3;

•        if you hold certificates or book entry shares of Class A common stock in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal; or

•        if you are a holder of vested stock options, subject to Company policies and practices, you may exercise your vested options to purchase shares of Class A common stock and tender such shares in the tender offer. You must complete the exercise of such vested options sufficiently in advance of the Expiration Time in order to provide adequate time to validly tender any such shares in the tender offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the tender offer are not purchased in the tender offer for any reason.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

If you want to tender your shares of Class A common stock, but your certificates for such shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Time of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3. In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender shares in the tender offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder,” indicating the price (in increments of $0.10) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $4.30 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $4.30 PER SHARE). Only one box under (1) or (2) may be checked. If more than one box is checked, or if no box is checked, you will be deemed to have not properly tendered your shares.

If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Shares tendered at the Purchase Price determined pursuant to the tender offer will be deemed to have been tendered at a price of $4.30 per share (which is the minimum price per share under the tender offer) for purposes of determining the Purchase Price. Accordingly, tenders at the Purchase Price determined pursuant to the tender offer could lower the Purchase Price and could result in your shares being purchased at the minimum price of $4.30 per share. See Section 8 for recent market prices for shares of our Class A common stock.

How will the tender offer affect the number of our shares of Class A common stock outstanding and the number of record holders?

As of November 11, 2026, we had 10,070,646 shares of Class A common stock outstanding. Because the Purchase Price will only be determined after the Expiration Time, the number of shares of Class A common stock that will be purchased will not be known until after that time.

Assuming that the conditions to the tender offer are satisfied or waived, the tender offer is fully subscribed and we purchase shares having an aggregate purchase price of $15,000,000:

•        At a Purchase Price equal to the tender offer’s minimum price of $4.30 per share, we would purchase 3,488,372 shares of Class A common stock, representing approximately 34.6% of our outstanding shares of Class A common stock as of November 11, 2026, and we would have 6,582,274 shares of Class A common stock outstanding immediately following completion of the tender offer.

•        At a Purchase Price equal to the tender offer’s maximum price of $5.50 per share, we would purchase 2,727,273 shares of Class A common stock, representing approximately 27.1% of our outstanding shares of Class A common stock as of November 11, 2026, and we would have 7,343,373 shares of Class A common stock outstanding immediately following completion of the tender offer.

These calculations are based on the number of shares of Class A common stock outstanding as of November 11, 2026, assume no other changes in that number and exclude any additional shares we may purchase as described below. The actual number of shares of Class A common stock outstanding immediately following completion of the tender offer will depend on the number of shares tendered and purchased in the tender offer, the Purchase Price and any other changes in the number of outstanding shares before completion of the tender offer. See Section 2.

The tender offer will not itself change the number of outstanding shares of Class B common stock or the rights of those shares. However, our purchase of shares of Class A common stock in the tender offer will increase the percentage of our total voting power held by holders of Class B common stock. See Section 2.

In addition, if shares having an aggregate purchase price of more than $15,000,000 are properly tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares of Class A common stock without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares of Class A common stock subject to applicable legal and regulatory requirements. See Section 1.

If a holder of record tenders all of its shares of Class A common stock and we purchase all of those shares, the number of holders of record of our Class A common stock will decrease. Purchases of shares held through brokers, dealers, commercial banks, trust companies or other nominees will not necessarily reduce the number of holders of record. See Section 2.

Stockholders whose shares are not purchased in the tender offer will own a greater percentage of our outstanding common stock following completion of the tender offer, assuming no other changes in their holdings or our outstanding common stock. See Section 2.

Following the tender offer, will the Company continue as a public company?

Yes. In addition, the tender offer is conditioned upon the Company’s having determined that the transaction will not cause the Company to be delisted from Nasdaq and will not cause the Company’s Class A common stock to be subject to deregistration under the Exchange Act (which would result in the Company’s ceasing to be subject to the periodic reporting requirements of the Exchange Act). See Section 2.

If I own fewer than 100 shares of Class A common stock and I tender all of my shares, will I be subject to proration?

If you own, beneficially or of record, fewer than an aggregate of 100 shares of Class A common stock, you properly tender all of such shares at or below the Purchase Price prior to the Expiration Time (and do not properly withdraw such shares) and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the tender offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. See Section 1.

Can I change my mind after I have tendered shares of Class A common stock in the tender offer, but before the Expiration Time?

Yes. You may withdraw any shares you have tendered at any time before the Expiration Time, including during any extension of the tender offer. In addition, if we have not accepted your shares for payment, you may withdraw them after the expiration of 40 business days from commencement of the tender offer, which will occur at 12:00 midnight, New York City time, at the end of the day on January 11, 2027. See Section 4.

If you hold interests in shares of Class A common stock through a broker, dealer, commercial bank, trust company, or other nominee, you must follow the broker’s procedures described in instructions that you will receive, which may include an earlier deadline for notifying the broker of your desire to withdraw your shares.

How do I withdraw shares of Class A common stock I previously tendered?

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares of Class A common stock to be withdrawn and the name of the registered holder of such shares. Additional requirements will apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you hold interests in shares of Class A common stock through a broker, dealer, commercial bank, trust company, or other nominee, you must follow the procedures described in the instructions that you will receive. See Section 4.

In what order will the Company purchase the tendered shares?

If the conditions to the tender offer have been satisfied or waived and shares properly tendered at or below the Purchase Price and not properly withdrawn have an aggregate purchase price, calculated at the Purchase Price, exceeding $15,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), we will buy shares in the following order of priority:

•        first, from all stockholders of “odd lots” (persons who own fewer than 100 shares of Class A common stock) who properly tender all of their shares at or below the Purchase Price and do not properly withdraw them prior to the Expiration Time;

•        second, subject to the conditional tender provisions described in Section 6, on a pro rata basis, with appropriate adjustment to avoid purchases of fractional shares, from all other stockholders who properly tender shares of Class A common stock at or below the Purchase Price and do not properly withdraw them before the Expiration Time; and

•        third, only if necessary to permit us to purchase shares having an aggregate purchase price of $15,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), from holders who have tendered shares of Class A common stock at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, holders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them prior to the Expiration Time.

Therefore, it is possible that we will not purchase any or all of the shares of Class A common stock that you tender. It is also possible that none of the shares of Class A common stock conditionally tendered will be purchased. See Section 1.

Has the Company or its board of directors adopted a position on the tender offer?

While our board of directors has authorized the tender offer, it has not made, nor have the Company, the Dealer Manager, the Information Agent, the Depositary or any of their respective affiliates made, any recommendation to you as to whether you should tender or refrain from tendering your shares of Class A common stock or as to the price or prices at which you should tender your shares.

We cannot predict how our Class A common stock will trade after expiration of the tender offer, and it is possible that our Class A common stock will trade above the tender offer price after expiration of the tender offer. You must make your own decision as to whether to tender your shares of Class A common stock and, if so, how many shares to tender and the price or prices at which you choose to tender your shares. In doing so, you should read carefully all of the information in, or incorporated by reference in, this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials. You are urged to discuss these matters with your tax advisor, financial advisor and/or broker. See Section 2.

Will the Company’s directors and executive officers tender shares in the tender offer?

Our directors and executive officers are entitled to participate in the tender offer on the same basis as all other stockholders. However, all of our directors and executive officers have informed us that they do not intend to convert any shares of Class B common stock into shares of Class A common stock in connection with the tender offer or tender any shares of Class A common stock in the tender offer. If we purchase shares in the tender offer, their percentage ownership and voting power will increase, assuming no other changes in their holdings or our outstanding capital stock. These statements reflect current intentions, which may change before the Expiration Time. After expiration or termination of the tender offer, our directors and executive officers may sell shares, subject to applicable law and Company policies. See Section 11.

I am an officer, director, contractor, consultant or employee of the Company. Can I participate in the tender offer?

Officers, directors, contractors, consultants and employees of the Company are entitled to participate in the tender offer on the same basis as all other stockholders; however you will need to observe the Company’s Insider Trading Policy and Procedures. If you have any questions about this policy, please contact the Company’s General Counsel. See Section 11.

I have an active 10b5-1 plan to sell shares of Class A common stock. Will my 10b5-1 plan cause my broker to tender shares in the tender offer if the offer price is within the sale price in the plan?

Whether your broker may tender shares under your Rule 10b5-1 trading plan depends on the plan’s terms. Contact your broker to determine whether participation is permitted and how it would be implemented. Do not separately tender shares committed to transactions under the plan without first coordinating with your broker and the Company’s Legal Department to avoid conflicting instructions or transactions.

If I decide not to tender, how will the tender offer affect my shares?

If we purchase shares in the tender offer, stockholders who choose not to tender will own a greater percentage of our outstanding Class A common stock following completion of the tender offer, assuming no other changes in their holdings or the number of shares outstanding.

What is the accounting treatment of the tender offer?

The accounting for the purchase of shares pursuant to the tender offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price, including transaction fees and excise taxes, of the shares we purchase and a corresponding reduction in cash and cash equivalents. See Section 2.

When and how will the Company pay for the shares I tender?

Promptly after the Expiration Time, we will pay the Purchase Price, less any applicable withholding taxes and without interest, for the shares we purchase. We will announce the preliminary results of the tender offer, including price and preliminary information about any expected proration, on the business day following the Expiration Time. We will pay for the shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the Expiration Time. The Depositary will transmit to you the payment for all of your shares of Class A common stock accepted for payment. See Section 5.

What is the last reported market price for the shares of Class A common stock prior to the commencement of the tender offer?

On November 11, 2026, the last trading day prior to the commencement of the tender offer, the closing price of the shares of Class A common stock on the Nasdaq Capital Market, as reported by Nasdaq, was $4.29 per share. You are urged to obtain current market quotations for the shares of Class A common stock. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares of Class A common stock and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders shares of Class A common stock on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker or other nominee to determine whether any charges will apply. See Section 5 and Section 15.

Does the Company intend to repurchase any shares other than pursuant to the tender offer during or after the tender offer?

Rule 13e-4(f)(6) of the Exchange Act prohibits us and our affiliates from purchasing any shares of Class A common stock, other than pursuant to the tender offer, until the expiration of at least ten business days after the expiration of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Beginning on the 11th business day after the Expiration Time of the tender offer, we may make stock repurchases from time to time on the open market and/or in private transactions. Following this time, we may resume repurchases of shares of Class A common stock under the Share Repurchase Program described in Section 11, subject to applicable law, market conditions and other business considerations. Any such repurchases may be on terms that are more or less favorable to selling stockholders than the terms of the tender offer. See Section 2.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, if you are a U.S. Holder (as defined in Section 13), your receipt of cash from us in exchange for the shares you tender generally will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered shares generally will be treated for U.S. federal income tax purposes either (a) as consideration received in respect of a sale or exchange of the shares purchased by us eligible for capital gain or loss treatment or (b) as a distribution from us in respect of shares depending on your circumstances. See Section 13 for a more detailed discussion of the tax treatment of the tender offer. We urge you to consult your own tax advisor as to the particular tax consequences to you of the tender offer. If you are a Non-U.S. Holder (as defined in Section 13), because it is unclear whether the cash you receive in connection with the tender offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent generally will treat such payment as a dividend distribution for withholding purposes. Accordingly, if you are a Non-U.S. Holder, you may be subject to withholding on payments to you at a rate of 30% of the gross proceeds paid, unless you establish an entitlement to a reduced or zero rate of withholding by timely completing, under penalties of perjury, the applicable Form W-8. See Section 13 for a more detailed discussion of the tax treatment of the tender offer. Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure. See Section 3 and Section 13.

We recommend that you consult your tax advisor regarding the particular tax consequences to you of tendering shares for cash pursuant to the tender offer, including the applicability and effect of any U.S. state or local tax laws or other non-U.S. tax laws.

Will I have to pay stock transfer tax if I tender my shares?

Except as otherwise provided herein and in the Letter of Transmittal, if you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will generally not be required to pay any stock transfer taxes on our purchase of the shares pursuant to the tender offer. If you give special payment or special delivery instructions to the Depositary in connection with your tender of shares, then stock transfer taxes may apply. See Section 5.

The Company will pay any U.S. federal excise tax that may arise in connection with the tender offer.

To whom can I talk if I have questions?

The Information Agent can help answer your questions. The Information Agent for the tender offer is Georgeson LLC. Please call (888) 745-2931 (Toll Free) or (570) 219-4773 (Non-Toll Free) Monday through Friday from 10:00 a.m. to 4:00 p.m. New York City time.

Georgeson LLC

51 West 52nd Street

(888) 745-2931

(570) 219-4773

In addition, the Dealer Manager can help answer your questions, and may be contacted as follows:

Citizens JMP Securities, LLC

1301 Avenue of the Americas

New York, NY 10019

Tel: (212) 906-3502

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference into this Offer to Purchase contain certain “forward-looking statements” about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this Offer to Purchase and the documents incorporated by reference into this Offer to Purchase, including statements regarding our intention to purchase shares of our Class A common stock in the tender offer and our strategy, future financial condition, future operations, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “goal,” “objective,” “seeks,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. However, the absence of these words does not mean that the statement is not forward-looking. There are a number of risks, uncertainties, and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in this Offer to Purchase and the documents incorporated by reference into this Offer to Purchase. Such risks, uncertainties and other important factors include, among others:

•        our ability to complete the tender offer on the anticipated terms and timing;

•        the effects of the tender offer on our liquidity, capital resources, stock price and trading liquidity;

•        our ability to attract and retain players, maintain player engagement and monetize our games;

•        our ability to develop, launch and operate successful games and manage changes in player preferences and competition;

•        our reliance on third-party distribution platforms, advertising networks, payment processors, licensors and rewards partners;

•        legal and regulatory developments affecting our games, promotional features and loyalty programs;

•        cybersecurity incidents, operational disruptions and our ability to protect intellectual property;

•        our ability to execute strategic initiatives and manage restructuring activities; and

•        the other risks described in the documents specifically incorporated by reference into this Offer to Purchase.

Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance, achievements and prospects to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, among others, the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as updated by our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 2026, as well as in our other filings with the SEC. Each forward-looking statement speaks only as of the date it was made. The statutory safe harbors for forward-looking statements do not apply to statements made in connection with the tender offer. We do not undertake any obligation and do not intend to update or revise any forward-looking statement to reflect new information, events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events, except as required by law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

INTRODUCTION

To the Holders of Our Class A Common Stock:

PLAYSTUDIOS, Inc., a Delaware corporation, hereby offers to purchase for cash up to $15,000,000 of shares of its outstanding Class A common stock, par value $0.0001 per share (the “shares”), upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and the other tender offer materials. We are offering to purchase the shares at a single per share price not less than $4.30 per share and not more than $5.50 per share, less any applicable withholding taxes and without interest.

The tender offer will expire at 12:00 midnight, New York City time, at the end of the day on December 10, 2026 (such time and date, as the same may be extended, the “Expiration Time”), unless extended or terminated. We may, in our sole discretion, extend the period of time in which the tender offer will remain open. We may also terminate the tender offer under certain circumstances. See Section 7 and Section 14.

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single Purchase Price that we will pay for shares properly tendered and not properly withdrawn from the tender offer, taking into account the total number of shares of Class A common stock tendered and the prices specified by tendering stockholders. The Purchase Price will be selected by us and will be the lowest purchase price (in increments of $0.10), not less than $4.30 per share and not more than $5.50 per share, that will allow us to purchase that number of shares of Class A common stock having an aggregate purchase price of $15,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares of Class A common stock having an aggregate purchase price of less than $15,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn.

All shares acquired in the tender offer will be acquired at the same Purchase Price regardless of whether the stockholder tendered at a lower price, and we will only purchase shares of Class A common stock tendered at prices equal to or below the Purchase Price. Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, the Company will purchase all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn. Shares of Class A common stock not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1. In addition, if shares of Class A common stock with an aggregate purchase price of more than $15,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares of Class A common stock without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares of Class A common stock subject to applicable legal and regulatory requirements. See Section 1.

If completed, the tender offer will allow us to return capital to participating stockholders through a single transaction rather than a series of open-market repurchases. It also gives stockholders the option not to participate. If we purchase shares in the tender offer, stockholders who retain their shares will own a greater percentage of our outstanding common stock, assuming no other changes in their holdings or our outstanding common stock.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE TENDER OFFER, IT HAS NOT MADE, NOR HAVE THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR AFFILIATES MADE, ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE OR PRICES YOU CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER OR AT WHAT PRICE OR PRICES YOU CHOOSE TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS THESE MATTERS WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

We expressly reserve the right, in our sole discretion, to change the per share purchase price range and to increase or decrease the value of shares sought in the tender offer, subject to applicable law. We may increase the value of shares sought in the tender offer to an amount greater than $15,000,000, subject to applicable law. See Section 14.

The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain conditions. See Section 7.

If the conditions to the tender offer have been satisfied or waived and shares of Class A common stock having an aggregate purchase price of less than $15,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn.

If the conditions to the tender offer have been satisfied or waived and shares properly tendered at or below the Purchase Price and not properly withdrawn have an aggregate purchase price, calculated at the Purchase Price, exceeding $15,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase shares in the following order of priority:

•        first, from all holders of “odd lots” (holders of fewer than 100 shares of Class A common stock) who properly tender all their shares at or below the Purchase Price and do not properly withdraw them before the Expiration Time;

•        second, on a pro rata basis, with appropriate adjustment to avoid purchases of fractional shares, from all other stockholders who properly tender shares of Class A common stock at or below the Purchase Price, other than stockholders who tender conditionally and whose conditions are not satisfied; and

•        third, only if necessary to permit us to purchase shares having an aggregate purchase price of $15,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), from stockholders who have tendered shares of Class A common stock at or below the Purchase Price subject to the condition that a specified minimum number of the stockholder’s shares be purchased if any of the stockholder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, it is possible that we will not purchase all of the shares of Class A common stock tendered pursuant to the tender offer. It is also possible that none of the shares of Class A common stock conditionally tendered will be purchased. See Section 1, Section 5 and Section 6 for additional information concerning priority, proration and conditional tender procedures, respectively.

We will pay the Purchase Price, less any applicable withholding taxes and without interest, for all shares purchased. Tendering stockholders who hold shares of Class A common stock registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as otherwise provided in Section 5 and the Letter of Transmittal, stock transfer taxes on our purchase of shares pursuant to the tender offer. Stockholders holding shares of Class A common stock through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering stockholder or other payee who fails to complete, sign and deliver the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. federal withholding on the gross proceeds paid to the payee pursuant to the tender offer, unless such payee establishes that such payee is exempt from such withholding. See Section 3. Also see Section 13 for a discussion of certain U.S. federal income tax consequences of the tender offer.

As of November 11, 2026, we had 10,070,646 shares of our Class A common stock outstanding. The shares of Class A common stock are listed and traded on the Nasdaq Capital Market. On November 11, 2026, the last trading day prior to the commencement of the tender offer, the closing price of the shares of Class A common stock on the Nasdaq Capital Market, as reported by Nasdaq, was $4.29 per share. Stockholders are urged to obtain current market quotations for the shares of Class A common stock. See Section 8.

THE TENDER OFFER

1.      Number of Shares; Proration.

General.    Upon the terms and subject to the conditions of the tender offer, we hereby offer to purchase for cash up to $15,000,000 of shares properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Time of the tender offer, at a Purchase Price determined by us of not less than $4.30 per share and not more than $5.50 per share, less any applicable withholding taxes and without interest. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares of Class A common stock subject to applicable legal and regulatory requirements. In addition, if shares having an aggregate purchase price of more than $15,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares of Class A common stock without extending the tender offer.

If the conditions to the tender offer have been satisfied or waived and shares of Class A common stock having an aggregate purchase price of less than $15,000,000 are properly tendered and not properly withdrawn prior to the Expiration Time, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn. If the tender offer is oversubscribed as described below, shares of Class A common stock tendered will be subject to proration. The proration period and withdrawal rights expire at the Expiration Time.

However, if we:

•        increase the maximum price to be paid above $5.50 per share or decrease the price to be paid below $4.30 per share or otherwise change the price range at which we are offering to purchase shares in the tender offer;

•        increase the number of shares sought by more than an additional 2% of the outstanding shares of Class A common stock; or

•        decrease the maximum aggregate purchase price for shares being sought in the tender offer; and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such change is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until a date that is on or after the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

In accordance with the instructions to the Letter of Transmittal, stockholders desiring to tender shares of Class A common stock must either:

(1)    specify the price, not less than $4.30 per share and not more than $5.50 per share, at which they are willing to sell their shares of Class A common stock to the Company. To specify the price, tendering stockholders must check one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder,” indicating the price (in increments of $0.10) at which shares are being tendered; or

(2)    choose not to specify a price and, instead, specify that they will sell their shares of Class A common stock at the Purchase Price that the Company determines pursuant to the terms of the tender offer, which could be a price per share as low as $4.30 or as high as $5.50. If tendering stockholders wish to maximize the chance that the Company will purchase their shares of Class A common stock, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that such stockholder’s shares will be deemed to be tendered at the minimum price of $4.30 per share. Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in such stockholder’s shares being purchased at the minimum price of $4.30 per share.

Only one box under (1) or (2) may be checked. If more than one box is checked, or if no box is checked, you will be deemed to have not properly tendered your shares.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 7.

All shares of Class A common stock tendered and not purchased pursuant to the tender offer, including shares not purchased because they were tendered at a price greater than the Purchase Price or because of proration and conditional tender provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made, at our expense promptly following the Expiration Time.

Priority of Purchases.

If the conditions to the tender offer have been satisfied or waived and shares of Class A common stock having an aggregate purchase price of less than $15,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn.

If the conditions to the tender offer have been satisfied or waived and shares properly tendered at or below the Purchase Price and not properly withdrawn have an aggregate purchase price, calculated at the Purchase Price, exceeding $15,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase properly tendered shares in the following order:

•        first, we will purchase all shares tendered by all holders of “odd lots” (as defined below) who:

(1)    tender at or below the Purchase Price all shares of Class A common stock owned beneficially or of record by such holders (partial tenders will not qualify for this preference); and

(2)    complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery;

•        second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares of Class A common stock tendered at or below the Purchase Price on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below; and

•        third, only if necessary to permit us to purchase shares of Class A common stock having an aggregate purchase price of $15,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied), will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, it is possible that we will not purchase any or all of the shares of Class A common stock that a holder tenders in the tender offer. It also is possible that none of the shares conditionally tendered will be purchased.

Odd Lots.

The term “odd lots” means all shares of Class A common stock tendered by any person who owned beneficially or of record a total of fewer than 100 shares of Class A common stock and so certified in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for the odd lot preference, an odd lot holder must tender at or below the Purchase Price all shares of Class A common stock owned by such holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. Any odd lot holder wishing to tender all of such stockholder’s shares of Class A common stock pursuant to the tender offer must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

Proration.

If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to the priority given to odd lots and the conditional tender procedures described in Section 6, the number of shares purchased from each stockholder will equal the number of shares properly tendered by that stockholder at or below the Purchase Price and not properly withdrawn, multiplied by the applicable proration factor, with appropriate adjustments to avoid purchases of fractional shares. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. We expect that we will announce the final proration factor and pay the Purchase Price for any shares purchased pursuant to the tender offer promptly after the Expiration Time, after we have determined the number of shares of Class A common stock properly tendered, including shares of Class A common stock tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn. Stockholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.

As described in Section 13, the number of shares that we will purchase from a stockholder pursuant to the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares of Class A common stock and whether or not to condition any tender upon our purchase of a stated number of shares of Class A common stock held by such stockholder.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares of Class A common stock and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares of Class A common stock.

2.      Purpose of the Tender Offer; Certain Effects of the Tender Offer.

Purpose of the Tender Offer.

Our board of directors determined that it is in the best interests of the Company to deploy capital by repurchasing shares of our Class A common stock and that at this time the tender offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value and return capital to our stockholders. The tender offer provides a mechanism for completing a sizeable repurchase of shares more rapidly than would be possible through open market repurchases. Additionally, our board of directors believes the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares of Class A common stock (subject to any proration and the other terms of this Offer to Purchase) for cash. Conversely, the tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company. The board of directors considered the likely effect that repurchasing shares of our Class A common stock would have on our capital structure, and we believe such capital structure will continue to support growth and other strategic options. In addition, our board of directors believes the tender offer provides an opportunity to return capital to participating stockholders through a single transaction rather than a series of open-market repurchases.

The tender offer described in this Offer to Purchase will provide all stockholders with the opportunity to elect to tender all or a portion of their shares of Class A common stock and thereby receive a return of some or all of their investment if they so elect. The tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage ownership interest in the Company.

While our board of directors has authorized the tender offer, it has not made, nor have the Company, the Dealer Manager, the Information Agent, the Depositary or any of our or their respective affiliates made, any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and at what price or prices you choose to tender your shares. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials. You are urged to discuss these matters with your tax advisor, financial advisor and/or broker.

Certain Effects of the Tender Offer.

As of November 11, 2026, we had 10,070,646 shares of Class A common stock and 1,645,776 shares of Class B common stock outstanding. Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, at the minimum Purchase Price of $4.30 per share, we would purchase approximately 3,488,372 shares of Class A common stock, representing approximately 34.6% of our outstanding shares of Class A common stock, and at the maximum Purchase Price of $5.50 per share, we would purchase approximately 2,727,273 shares of Class A common stock, representing approximately 27.1% of our outstanding shares of Class A common stock, in each case based on shares outstanding as of November 11, 2026. These calculations exclude any additional shares we may elect to purchase and assume no other changes in our outstanding shares.

The tender offer relates solely to shares of Class A common stock. It will not itself change the number of issued and outstanding shares of Class B common stock or the rights of those shares. If we purchase shares in the tender offer, the percentage of our total voting power held by holders of Class B common stock will increase, assuming no other changes in our outstanding capital stock. See Section 11 for information concerning the resulting ownership and voting power of our directors and executive officers.

Stockholders may be able to sell shares not purchased in the tender offer in the future on Nasdaq or otherwise at a net price higher or lower than the Purchase Price. We cannot assure stockholders of the price at which they may be able to sell those shares.

The tender offer will reduce our “public float,” which is the number of shares of Class A common stock owned by non-affiliate stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares of Class A common stock and may result in lower stock prices and reduced liquidity in the trading of our shares of Class A common stock following completion of the tender offer. In addition, the tender offer will increase the proportional ownership of our officers and directors who are not participating in the tender offer and any other stockholders who do not participate or participate only in part in the tender offer.

Based on the published guidelines of Nasdaq and the conditions of the tender offer, we do not believe that our purchase of shares pursuant to the tender offer will result in the delisting from Nasdaq of the remaining shares of Class A common stock. The shares of Class A common stock are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our stockholders. At this time, we do not intend for the purchase of shares pursuant to the tender offer to provide us with the ability to terminate the registration of our shares of Class A common stock under the Exchange Act. The tender offer is conditioned upon the Company’s having determined that the consummation of the tender offer will not cause the shares of Class A common stock to be delisted from Nasdaq or to be subject to deregistration under the Exchange Act.

We currently intend to cancel and retire shares purchased pursuant to the tender offer. Such shares will return to the status of authorized and unissued shares and will be available for us to issue without further stockholder action for all purposes except as required by applicable law and regulation or the rules of Nasdaq. We have no current plans for the issuance of shares purchased in this tender offer.

We may, in the future, decide to purchase additional shares of Class A common stock. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the tender offer. Rule 13e-4(f)(6) under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares of Class A common stock, other than pursuant to the tender offer, until the expiration of at least ten business days after the Expiration Time, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.

Except for the tender offer, the Share Repurchase Program described in Section 11, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•        any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•        any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets;

•        any material change in our indebtedness or our capitalization;

•        any change in our present board of directors or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our board of directors or to change any material term of the employment contract of any executive officer;

•        any other material change in our corporate structure or business;

•        any class of our equity securities ceasing to be listed on Nasdaq;

•        the termination of registration under Section 12(g) of the Exchange Act of any class of our equity securities;

•        the termination or suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•        the acquisition or disposition by any person of additional securities of the Company, or the disposition of our securities, other than pursuant to our Share Repurchase Program or issuances or grants of, or acquisitions and dispositions pursuant to, equity awards granted to directors, officers, employees and service providers; or

•        any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

We regularly evaluate opportunities to advance our business objectives, which may include acquisitions, divestitures, joint ventures, restructurings and other strategic transactions. Subject to our obligation to disclose material changes while the tender offer is pending, we may change our plans and intentions. Stockholders whose shares are purchased in the tender offer will not participate in any subsequent appreciation in the value of those shares, including appreciation resulting from any future transaction.

3.      Procedures for Tendering Shares.

Proper Tender of Shares.

For shares of Class A common stock to be tendered properly pursuant to the tender offer:

•        the certificates for the shares of Class A common stock or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time, which is 12:00 midnight, New York City time, at the end of the day on December 10, 2026 (unless the tender offer is extended or terminated) by the Depositary at its address set forth on the back cover page of this document; or

•        the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

In accordance with the instructions to the Letter of Transmittal, each stockholder wishing to tender shares of Class A common stock in the tender offer must properly indicate in the section captioned either (1) “Shares Tendered at Price Determined by Stockholder” in the Letter of Transmittal the price (in increments of $0.10) at which they are tendering shares of Class A common stock or (2) “Shares Tendered at Price Determined Pursuant to the Tender Offer” in the Letter of Transmittal that they will accept the Purchase Price determined by us in accordance with the terms of the tender offer. Only one box under (1) or (2) may be checked. If more than one box is checked, or if no box is checked, you will be deemed to have not properly tendered your shares of Class A common stock.

If tendering stockholders wish to maximize the chance that we will purchase their shares of Class A common stock, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that tendered shares of Class A common stock will be deemed to be tendered at the minimum price of $4.30 per share. Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in their shares being purchased at the minimum price of $4.30 per share.

A stockholder who desires to tender shares of Class A common stock at more than one price must complete a separate Letter of Transmittal for the different shares and different prices at which such stockholder is tendering shares of Class A common stock. In no event may a stockholder tender the same shares at more than one price (unless such shares are first properly withdrawn in accordance with Section 4).

STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES ARE URGED TO CONSULT THEIR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES AS IT IS LIKELY THAT — FOR ADMINISTRATIVE REASONS — SUCH NOMINEES HAVE AN EARLIER DEADLINE FOR YOU TO ACT TO INSTRUCT THEM TO ACCEPT THE TENDER OFFER ON YOUR BEHALF SO THAT THEY CAN MEET THE ABOVE REQUIREMENTS ON A TIMELY BASIS. IN ADDITION, YOU MAY WISH TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF YOU TENDER SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.

Odd lot holders who tender all their shares of Class A common stock also must complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Book-Entry Delivery.

The Depositary has established an account with respect to the shares of Class A common stock at The Depository Trust Company (referred to as the “DTC” or the “Book-Entry Transfer Facility”) for purposes of the tender offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares of Class A common stock by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares of Class A common stock may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, which is 12:00 midnight, New York City time, at the end of the day on December 10, 2026 (unless the tender offer is extended or terminated), or the guaranteed delivery procedures described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Company or the Information Agent or the Dealer Manager or Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares of Class A common stock through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery.

The method of delivery of all documents, including share certificates, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees.

Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). No signature guarantee is required if the Letter of Transmittal is signed by the registered holder exactly as that holder’s name appears on the share certificate or, for uncertificated shares, in the applicable registration records, payment and delivery are to be made directly to that holder, and the holder has not completed the box entitled “Special Payment Instructions.” If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Guaranteed Delivery.

If a stockholder desires to tender shares of Class A common stock pursuant to the tender offer and cannot deliver such shares and all other required documents to the Depositary by the Expiration Time or such stockholder cannot complete the procedure for delivery by book-entry on a timely basis, such shares may nevertheless be tendered if all of the following conditions are met:

•        such tender is made by or through an Eligible Institution;

•        a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary (as provided below) by the end of the day at the Expiration Time; and

•        a confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility, or certificates for such shares, together with a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other required documents, is received by the Depositary no later than the close of business on the first Nasdaq trading day following the Expiration Time.

The Notice of Guaranteed Delivery may be delivered by email or overnight mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

Stock Options.

Options to purchase shares of Class A common stock cannot be tendered in the tender offer. If you hold vested but unexercised options, subject to the Company’s policies and practices, you may exercise your vested options to purchase shares of Class A common stock and tender such shares in the tender offer; however, we suggest you do so sufficiently in advance of the Expiration Time in order to provide adequate time to validly tender any such shares in the tender offer. Exercises of options cannot be revoked even if some or all of the shares of Class A common stock received upon the exercise thereof and tendered in the tender offer are not purchased in the tender offer for any reason. If you are a holder of vested but unexercised options, you should evaluate the terms of this tender offer carefully to determine if participation would be advantageous to you, based on the exercise prices of your stock options, the date of your stock option grants, the remaining term during which you may exercise your options, and the provisions for priority, proration and the conditions of purchases described in Section 1. You should consult your tax advisor to understand the particular tax consequences of such exercise to you.

U.S. Federal Withholding.

A tendering U.S. Holder may be subject to backup withholding at the current rate of 24% unless the holder provides the Depositary or other applicable withholding agent with a correct, properly completed and executed IRS Form W-9 or otherwise establishes an exemption. If you are a tendering Non-U.S. Holder, because it is unclear whether the cash you receive in connection with the tender offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent generally will treat such payment as a dividend distribution for withholding purposes. Accordingly, if you are a Non-U.S. Holder, you may be subject to withholding at a rate of 30% of the gross proceeds, subject to applicable exemptions or reductions established by a properly completed and executed IRS Form W-8 and any required supporting documentation. See Section 13 for the definitions of “U.S. Holder” and “Non-U.S. Holder” and further information concerning these withholding rules. Any amounts withheld under these rules may be allowed as a credit against the stockholder’s (or its beneficial owner’s) U.S. federal income tax liability, if any, or may entitle the stockholder (or its beneficial owner) to a refund to the extent that it exceeds such liability, so long as the required information is timely furnished to the IRS. For a discussion of certain U.S. federal income tax consequences of the tender offer, see Section 13. Stockholders should consult their tax advisors regarding the application of the federal withholding rules in their particular circumstances and the availability of, and procedure for obtaining, an exemption or reduction from withholding.

Tender Constitutes an Agreement.

The tender of shares of Class A common stock pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer and an agreement between the tendering stockholder and us upon the terms and subject to the conditions of the tender offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York. In addition, the tender of shares of Class A common stock pursuant to any one of the procedures described above will constitute the tendering stockholder’s representation and warranty to us that: (1) the stockholder has a “net long position” in the shares of Class A common stock or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act; (2) the tender of shares complies with Rule 14e-4 under the Exchange Act; (3) such tendered shares are not currently subject to any contractual or other restriction; and (4) the stockholder has the full power and authority to tender and assign the shares of Class A common stock tendered, as specified in the Letter of Transmittal.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares of Class A common stock for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the tender offer. Rule 14e-4 under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine all questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares of Class A common stock. We reserve the right to reject any or all tenders of shares of Class A common stock determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender of particular shares (without waiving such defect or irregularity with respect to any other shares of Class A common stock). No tender of shares of Class A common stock will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of the Company, the Dealer Manager, the Information Agent, the Depositary, any of their respective affiliates or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Unpurchased Shares.

If any properly tendered shares of Class A common stock are not purchased pursuant to the tender offer or are properly withdrawn before the Expiration Time, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares of Class A common stock, as applicable, or, in the case of shares of Class A common stock properly tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

Lost, Stolen, Destroyed or Mutilated Certificates.

Stockholders whose share certificates have been lost, stolen, destroyed or mutilated should promptly contact our transfer agent, Continental Stock Transfer & Trust Company (the “Transfer Agent”), at reorg+playstudios@continentalstock.com for replacement instructions. A bond may be required. Stockholders should allow sufficient time to complete the replacement process and comply with the tender procedures before the applicable deadline.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR THE DEALER MANAGER OR INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE DEALER MANAGER OR INFORMATION AGENT WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.      Withdrawal Rights.

Tenders of shares of Class A common stock made pursuant to the tender offer may be withdrawn at any time prior to the Expiration Time. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, New York City time, at the end of the day on January 11, 2027, the 40th business day after the commencement of the tender offer, or any later time and date to which the tender offer may be extended, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

For a withdrawal to be effective, a notice of withdrawal, in written form, must:

•        be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•        specify the name of the person who tendered the shares of Class A common stock to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

If the shares of Class A common stock to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares of Class A common stock tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.

Withdrawals may not be rescinded, and shares of Class A common stock withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Time. We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal. We also reserve the right to waive any defect or irregularity in the withdrawal of shares of Class A common stock by any stockholder. None of the Company, the Dealer Manager, the Information Agent, the Depositary, any of their respective affiliates or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.      Purchase of Shares and Payment of Purchase Price.

On the terms and subject to the conditions of the tender offer, promptly following the Expiration Time, we will (1) determine the Purchase Price we will pay for shares properly tendered and not properly withdrawn prior to the Expiration Time, taking into account the number of shares of Class A common stock so tendered and the prices specified by tendering stockholders and (2) accept for payment and pay an aggregate Purchase Price of up to $15,000,000 (or such greater amount as we may elect to purchase, subject to applicable law) for shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Time. For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the Purchase Price and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

Upon the terms and subject to the conditions of the tender offer, we will accept for payment and, promptly after the Expiration Time, pay the Purchase Price per share for all of the shares accepted for payment pursuant to the tender offer. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the

Depositary of (1) certificates for shares of Class A common stock, or a timely book-entry confirmation of the deposit of shares of Class A common stock into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. See the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. Certificates for all shares of Class A common stock tendered and not purchased, including all shares of Class A common stock not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares of Class A common stock tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered such shares, at our expense, promptly after the Expiration Time or termination of the tender offer. In addition, if certain events occur, we may not be obligated to purchase shares of Class A common stock under the tender offer. See Section 7.

Except as otherwise provided in this Section 5 and the Letter of Transmittal, we will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer; provided, however, that if payment of proceeds in respect of any shares purchased is to be made to, or shares of Class A common stock not tendered or not purchased are to be returned in the name of, any person other than the registered holder(s), or if tendered shares of Class A common stock are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder(s), such other person or otherwise), payable on account of the transfer to such other person will be the responsibility of the stockholder and deducted from the proceeds payable by us unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted to us prior to such payment. See the Letter of Transmittal. For the avoidance of doubt, the Company will pay any U.S. federal excise tax that may arise in connection with the tender offer.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO PROPERLY COMPLETE, EXECUTE AND DELIVER A FORM W-9 (INCLUDED WITH THE LETTER OF TRANSMITTAL) OR AN APPLICABLE IRS FORM W-8 TO THE DEPOSITARY (OR OTHER APPLICABLE WITHHOLDING AGENT) MAY BE SUBJECT TO U.S. FEDERAL WITHHOLDING ON THE GROSS PROCEEDS PAID PURSUANT TO THE TENDER OFFER. SEE SECTION 3 AND SECTION 13.

6.      Conditional Tender of Shares.

Subject to the exception for holders of odd lots, in the event of an oversubscription of the tender offer, shares of Class A common stock tendered prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 13, the number of shares of Class A common stock to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares of Class A common stock subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder wishing to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of shares of Class A common stock that must be purchased if any are to be purchased. We urge each stockholder to consult with his, her or its financial and tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any tendering stockholder.

After the Expiration Time, if shares properly tendered at or below the Purchase Price and not properly withdrawn, including shares tendered pursuant to the “Shares Tendered at Price Determined Pursuant to the Tender Offer” alternative, have an aggregate purchase price exceeding $15,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), we will calculate a preliminary proration factor. This calculation will take into account the priority given to odd lots and will include all other shares properly tendered at or below the Purchase Price and not properly withdrawn, whether conditionally or unconditionally. If applying this preliminary proration factor would reduce the number of shares purchased from a stockholder below the minimum number specified in that stockholder’s conditional tender, the conditionally tendered shares will be regarded as withdrawn, except as provided in the following paragraph. Shares withdrawn as a result of these conditional tender procedures will be returned at our expense.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate purchase price of $15,000,000, then, to the extent feasible, we will select enough of the shares of Class A common stock conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares of Class A common stock are conditionally tendered must have tendered all of their shares. We note that if shares of Class A common stock having an aggregate purchase price of more than $15,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares of Class A common stock without extending the tender offer.

7.      Conditions of the Tender Offer.

The tender offer is not conditioned on any minimum number of shares being tendered. Notwithstanding any other provision of the tender offer, we will not be required to accept for payment or pay for any shares of Class A common stock tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares of Class A common stock, if at any time on or after the date of this Offer to Purchase and before the Expiration Time any of the following events shall have occurred or are reasonably determined by us to have occurred, that, in the reasonable judgment of our board of directors, makes it inadvisable to proceed with the tender offer or with acceptance for payment or payment:

(1)    there shall have been instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impairs our ability to purchase the shares in the tender offer;

(2)    there shall have been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restricts or prohibits completion of the tender offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares or (iii) materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries;

(3)    there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) on or after November 11, 2026, the last trading day prior to the commencement of the tender offer, the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, declaration of a national emergency or martial law, or an act of terrorism, directly or indirectly involving the United States, or any material escalation of any war or armed hostilities which had commenced prior to November 11, 2026, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

(4)    there shall have been a decrease of more than 10% in the market price for the Company’s shares of Class A common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on November 11, 2026;

(5)    a tender or exchange offer for any or all of the shares of Class A common stock, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into any definitive agreement or an agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction since November 11, 2026, other than in the ordinary course of business (in each case other than the tender offer);

(6)    the consummation of the tender offer and the purchase of shares shall cause the shares of Class A common stock to cease to be traded on or listed on Nasdaq or to be deregistered under the Exchange Act;

(7)    we shall have learned that any person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of Class A common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G, or an amendment thereto, filed with the Commission on or before November 11, 2026);

(8)    a person or group who has filed a Schedule 13D, other than any person eligible to file a Schedule 13G, with the Commission on or before November 11, 2026, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than solely as a result of the tender offer made hereby), beneficial ownership of an additional 1% or more of the outstanding shares of Class A common stock; or

(9)    a person or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the shares of Class A common stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities.

If any of the conditions referred to above is not satisfied, we may:

(1)    terminate the tender offer and return all tendered shares of Class A common stock to the tendering stockholders;

(2)    extend the tender offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered shares of Class A common stock until the expiration of the tender offer as so extended;

(3)    waive the condition and, subject to any required extension of the tender offer, purchase shares properly tendered at or below the Purchase Price and not properly withdrawn, subject to the odd-lot priority, proration and conditional tender procedures described in this Offer to Purchase; or

(4)    delay acceptance for payment or payment for shares, subject to applicable law, until satisfaction or waiver of the conditions to the tender offer.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, prior to the Expiration Time. Any determination by us concerning the satisfaction of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determinations are challenged by stockholders. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Time. However, once the tender offer has expired, then all of the conditions to the tender offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above or otherwise elect to proceed with the tender offer despite any such conditions not being satisfied, then we may be required to extend the tender offer. Our right to terminate or amend the tender offer or to postpone the acceptance for payment of, or the purchase of and the payment for shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time at or prior to the Expiration Time shall not be affected by any subsequent event, regardless of whether such subsequent event otherwise would have resulted in the event having been “cured” or ceasing to exist.

8.      Price Range of Shares; Dividends.

The shares of Class A common stock are listed and traded on the Nasdaq Capital Market under the trading symbol “MYPS.” The following table sets forth, for each of the periods indicated, the high and low sales prices of the shares of Class A common stock as reported on Nasdaq. The prices in the table below have been adjusted to reflect the 1-for-10 reverse stock split of our Class A common stock and Class B common stock, with split-adjusted trading of our Class A common stock commencing on October 1, 2026.

Market Price

Period	High	Low
2024
Fourth Quarter	$22.90	$11.95

2025
First Quarter	$20.00	$11.40
Second Quarter	$16.90	$11.50
Third Quarter	$13.75	$9.00
Fourth Quarter	$10.00	$5.72

2026
First Quarter	$6.80	$4.11
Second Quarter	$6.73	$4.02
Third Quarter	$8.51	$4.30
Fourth Quarter (through November 11, 2026)	$5.24	$3.53

On November 11, 2026, the last trading day prior to the commencement of the tender offer, the closing price of the shares of Class A common stock on the Nasdaq Capital Market, as reported by Nasdaq, was $4.29 per share. We urge stockholders to obtain current market quotations for the shares of Class A common stock before deciding whether to tender their shares of Class A common stock and at what price.

Dividends.

We do not currently pay regular cash dividends on our Class A common stock, and we have no current plans to pay cash dividends on our Class A common stock.

9.      Source and Amount of Funds.

Assuming the tender offer is fully subscribed and we do not purchase additional shares beyond the stated offer amount, we expect the aggregate cost of the purchases, including all fees and expenses related to the tender offer, to be approximately $15.6 million. We expect to fund these amounts with cash on hand. The tender offer is not subject to any financing condition.

10.    Certain Information Concerning Us.

General.

PLAYSTUDIOS is a developer and publisher of free-to-play games for mobile and social platforms. Our portfolio includes social casino and casual games based on original content and licensed third-party brands. We primarily generate revenue from in-game purchases of virtual currency and in-game advertising.

Our proprietary playAWARDS loyalty platform enables players of participating games to earn loyalty points through gameplay and redeem those points for real-world rewards provided by our rewards partners. Our consumer-facing loyalty program, myVIP, provides players with access to rewards and benefits based on their engagement with our games. The playAWARDS platform also provides tools that allow rewards partners to manage their rewards offerings and evaluate player engagement with their brands.

Our principal executive offices are located at 10150 Covington Cross Drive, Las Vegas, Nevada 89144, and our telephone number is (725) 877-7000.

Additional Information About Us.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with those requirements, file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings contain information concerning our business, financial condition and results of operations, as well as our directors and executive officers, their compensation, the principal holders of our securities and certain transactions with related persons.

The financial information specified in Item 1010(a) and (b) of Regulation M-A is not incorporated by reference into this Offer to Purchase. Our financial statements are not considered material to the tender offer because the consideration consists solely of cash, the tender offer is not subject to any financing condition, and we are a public reporting company that files reports electronically on EDGAR.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information concerning the tender offer. This Offer to Purchase does not contain all of the information included in the Schedule TO and its exhibits. You should read the Schedule TO and its exhibits, together with any amendments, for additional information concerning us and the tender offer.

Our SEC filings, including the Schedule TO and its exhibits and amendments, are available on the SEC’s website at www.sec.gov.

Incorporation by Reference.

The SEC allows us to “incorporate by reference” information in this Offer to Purchase, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. Information incorporated by reference is considered part of this Offer to Purchase. We incorporate by reference the following documents, excluding, in each case, any information or exhibits furnished rather than filed with the SEC:

•        Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 16, 2026;

•        Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on April 3, 2026, which includes the information required by Part III of that Annual Report;

•        Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2026, filed with the SEC on May 11, August 11 and November 5, 2026, respectively;

•        Our Current Reports on Form 8-K filed with the SEC on March 16, March 18, May 5, July 10, September 23, September 25, October 1, October 6, October 19, and November 5, 2026; and

•        Our definitive proxy statement on Schedule 14A filed with the SEC on May 29, 2026, solely with respect to the sections specifically incorporated by reference in Section 11 of this Offer to Purchase.

Any statement contained in a document incorporated by reference into this Offer to Purchase is modified or superseded to the extent that a statement contained in this Offer to Purchase, or in a subsequently filed amendment or supplement to this Offer to Purchase, modifies or supersedes that statement. Any statement so modified or superseded will constitute part of this Offer to Purchase only as so modified or superseded.

We will amend the Schedule TO to specifically incorporate by reference any additional SEC filings to the extent required by applicable law. Documents filed after the date of this Offer to Purchase will not be automatically incorporated by reference.

You may obtain the documents described under “Additional Information About Us” and the documents incorporated by reference into this Offer to Purchase from the SEC’s website at www.sec.gov. You may also obtain copies of these documents without charge by writing to PLAYSTUDIOS, Inc., 10150 Covington Cross Drive, Las Vegas, Nevada 89144, Attention: Investor Relations, or by calling (725) 877-7000. Exhibits to incorporated documents will be provided only if those exhibits are specifically incorporated by reference into this Offer to Purchase. Please include your complete name and mailing address with your request. We will send the requested documents by first-class mail or another equally prompt means promptly after receiving your request.

11.    Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of November 11, 2026, we had 10,070,646 shares of Class A common stock outstanding and 1,645,776 shares of Class B common stock outstanding. In addition, as of November 11, 2026, 1,364,138 shares of Class A common stock were subject to outstanding awards under our equity incentive plans (described below). Our directors and executive officers are entitled to participate in the tender offer on the same basis as all other stockholders. However, all of our directors and executive officers have indicated that they do not intend to convert any shares of Class B common stock into shares of Class A common stock in connection with the tender offer or tender any shares of Class A common stock in the tender offer. If we purchase shares in the tender offer, the percentage ownership and voting power of our directors and executive officers who retain their shares will increase, assuming no other changes in their holdings or our outstanding capital stock. To our knowledge, none of our other affiliates intend to tender any shares of Class A common stock in the tender offer. These statements reflect current intentions, which may change before the Expiration Time.

Beneficial Ownership of Directors and Executive Officers.

The following table sets forth information concerning beneficial ownership of our common stock as of November 11, 2026 for each of our directors and executive officers and for all directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and generally includes securities over which a person has sole or shared voting or investment power and securities the person has the right to acquire within 60 days. Unless otherwise indicated, we believe the persons named in the table have sole voting and investment power over their shares, subject to applicable community property laws. Shares issuable upon exercise of options or settlement of restricted stock units (“RSUs”) within 60 days of November 11, 2026 are treated as outstanding for purposes of calculating the beneficial ownership percentage of the holder of those awards, but not for calculating another person’s percentage. Shares of Class A common stock issuable upon conversion of Class B common stock are similarly included in the Class A beneficial ownership calculation for the applicable holder. Class A and Class B beneficial ownership percentages are calculated separately and should not be added together. Except for these holder-specific adjustments, the ownership percentages are based on 10,070,646 shares of Class A common stock and 1,645,776 shares of Class B common stock outstanding as of November 11, 2026.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o PLAYSTUDIOS, Inc., 10150 Covington Cross Drive, Las Vegas, Nevada 89144.

Assuming the tender offer is fully subscribed at the minimum Purchase Price of $4.30 per share, we would purchase approximately 3,488,372 shares of Class A common stock. Following those purchases, our directors and executive officers as a group would beneficially own approximately 7.5% of our outstanding Class A common stock and 79.3% of our outstanding Class B common stock and would hold approximately 85.8% of our combined voting power. At the maximum Purchase Price of $5.50 per share, we would purchase approximately 2,727,273 shares of Class A common stock, and those percentages would be approximately 6.8%, 79.3% and 84.3%, respectively.

These calculations assume that our directors and executive officers do not tender any shares or convert any Class B common stock, that we do not purchase additional shares beyond the stated offer amount, and that there are no other changes in their holdings or our outstanding capital stock.

Name of Beneficial Owner	Class A Shares		%	Class B Shares		%	Combined Voting Power**
Andrew Pascal	169,064	(1)	1.7	1,452,463	(2)	79.3%	78.7	%(3)
Jason Krikorian	30,499	(4)	*	—		—	*
Joe Horowitz	30,499	(5)	*	—		—	*
Judy K. Mencher	87,209	(6)	*	—		—	*
Steven J. Zanella	30,499	(7)	*	—		—	*
Scott Peterson	56,390	(8)	*	—		—	*
Robert L. Oseland	99,681	(9)	1.0	—		—	*
All directors and executive officers as a group (7 persons)	503,842	(10)	5.0%	1,452,463	(2)	79.3%	79.4%

____________

*        Represents less than 1%.

**      Combined voting power is calculated using the shares of Class A common stock and Class B common stock actually outstanding as of November 11, 2026. Each outstanding share of Class A common stock has one vote, and each outstanding share of Class B common stock has 20 votes, on matters on which the two classes vote together. Shares underlying unexercised options or unsettled RSUs are excluded from this calculation. Shares of Class B common stock are counted in their outstanding form and are not also counted as shares of Class A common stock issuable upon conversion.

(1)      Includes 22,637 shares of Class A common stock held by DreamStreet Holdings and 113,094 shares of Class A common stock held by the Pascal Family Trust. Mr. Pascal is the manager of DreamStreet Holdings, LLC and the trustee of the Pascal Family Trust. Does not include shares of Class A common stock issuable upon conversion of Class B common stock held by Mr. Pascal. Also includes 33,333 shares of Class A common stock subject to RSUs that are expected to be vested and settled within 60 days of November 11, 2026.

(2)      Includes 972,430 shares of Class B common stock held of record by DreamStreet Holdings, LLC, 291,301 shares of Class B common stock held of record by the Pascal Family Trust, and 186,432 shares of Class B common stock underlying options. Mr. Pascal is the manager of DreamStreet Holdings, LLC and the trustee of the Pascal Family Trust. Each outstanding share of our Class B common stock is convertible at any time at the election of the holder into one share of Class A common stock.

(3)      Includes 379,746 shares of Class B common stock held by PGP 2021 Irrevocable Trust and SJP 2021 Irrevocable Trust (collectively, the “Irrevocable Trusts”). The Irrevocable Trusts entered into irrevocable proxies and granted power of attorney to Mr. Pascal to vote the shares of Class B common stock held by the Irrevocable Trusts.

(4)      Includes 27,499 shares of Class A common stock held directly by the reporting person and 3,000 shares of Class A common stock subject to RSUs that are expected to be vested and settled within 60 days of November 11, 2026.

(5)      Includes 27,499 shares of Class A common stock held directly by the reporting person and 3,000 shares of Class A common stock subject to RSUs that are expected to be vested and settled within 60 days of November 11, 2026. Does not include 479,436 shares of Class A common stock held by Icon Ventures IV, L.P., as to which Mr. Horowitz disclaims beneficial ownership except to the extent of his pecuniary interests in such shares.

(6)      Includes 27,499 shares of Class A common stock held directly by the reporting person and 3,000 shares of Class A common stock subject to RSUs that are expected to be vested and settled within 60 days of November 11, 2026, and 56,710 shares of Class A common stock held of record by The Judy K. Mencher Trust 2014. Ms. Mencher is the trustee of The Judy K. Mencher Trust 2014.

(7)      Includes 27,499 shares of Class A common stock held directly by the reporting person and 3,000 shares of Class A common stock subject to RSUs that are expected to be vested and settled within 60 days of November 11, 2026.

(8)      Includes 42,795 shares of Class A common stock held of record by the Scott E. Peterson Trust, 13,595 shares of Class A common stock underlying options. Mr. Peterson is the trustee of the Scott E. Peterson Trust.

(9)      Includes 65,003 shares of Class A common stock held directly by the reporting person, 8,011 shares of Class A common stock underlying options and 26,667 shares of Class A common stock subject to RSUs that are expected to be vested and settled within 60 days of November 11, 2026.

(10)    Includes 410,236 shares of Class A common stock, 21,606 shares underlying options to purchase Class A common stock, and 45,333 shares of Class A common stock subject to RSUs that are expected to be vested and settled within 60 days of November 11, 2026.

Stockholders Beneficially Owning More Than 5%.

The following table sets forth information with respect to beneficial ownership of our common stock as of November 11, 2026 for each person known to us to be the beneficial owner of more than five percent of any class of our voting securities. Information concerning Andrew Pascal, who beneficially owns more than 5% of our common stock, is included in the preceding table.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of our common stock that they beneficially owned as of November 11, 2026. The percentage of shares of our common stock beneficially owned and combined voting power are based on 10,070,646 shares of Class A common stock and 1,645,776 shares of Class B common outstanding as of November 11, 2026.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o PLAYSTUDIOS, Inc., 10150 Covington Cross Drive, Las Vegas, Nevada 89144.

Name of Beneficial Owner	Class A Shares	%	Class B Shares	%	Combined Voting Power**
MGM Resorts International(1)	1,664,712	16.4	—	—	3.9%

____________

*        Represents less than 1%.

**      Combined voting power is calculated using the shares of Class A common stock and Class B common stock actually outstanding as of November 11, 2026. Each outstanding share of Class A common stock has one vote, and each outstanding share of Class B common stock has 20 votes, on matters on which the two classes vote together. Shares underlying unexercised options or unsettled RSUs are excluded from this calculation. Shares of Class B common stock are counted in their outstanding form and are not also counted as shares of Class A common stock issuable upon conversion.

(1)      The address of MGM Resorts International is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

Recent Securities Transactions.

Except for the transactions described below, neither the Company nor, to the Company’s knowledge after reasonable inquiry, any person for whom transaction information is required under Item 1008(b) of Regulation M-A has effected any transaction in shares of Class A common stock during the 60 days preceding the date of this Offer to Purchase.

Purchases by the Company Under Its Share Repurchase Program (defined below).

During the 60 days preceding the date of this Offer to Purchase, we purchased an aggregate of 276,846 shares of Class A common stock for an aggregate purchase price of approximately $1,208,347, excluding brokerage commissions, pursuant to our Share Repurchase Program described below. These purchases were effected in open-market transactions through J.P. Morgan Securities LLC pursuant to a trading plan adopted under Rule 10b5-1 under the Exchange Act. The following table summarizes these purchases by trading day.

Date of Purchase	Number of Shares Purchased	Aggregate Purchase Price	Weighted Average Price per Share
10/1/26	6,600	$30,386.40	$4.604
10/2/26	7,606	$37,772.16	$4.966
10/5/26	8,047	$39,646.76	$4.927
10/6/26	7,415	$34,595.42	$4.666
10/7/26	5,820	$25,712.18	$4.418
10/8/26	3,693	$16,236.64	$4.397
10/9/26	8,444	$35,293.39	$4.180
10/12/26	9,408	$39,754.44	$4.226
10/13/26	11,700	$46,816.38	$4.001
10/14/26	10,528	$42,773.16	$4.063

Date of Purchase	Number of Shares Purchased	Aggregate Purchase Price	Weighted Average Price per Share
10/15/26	8,484	$35,674.37	$4.205
10/16/26	7,625	$31,336.46	$4.110
10/19/26	9,957	$39,161.88	$3.933
10/20/26	10,952	$42,420.38	$3.873
10/21/26	10,975	$40,946.63	$3.731
10/22/26	12,930	$48,292.26	$3.735
10/23/26	11,190	$41,641.35	$3.721
10/26/26	12,106	$50,800.41	$4.196
10/27/26	8,090	$37,252.02	$4.605
10/28/26	7,815	$37,376.02	$4.783
10/29/26	13,753	$65,526.17	$4.765
10/30/26	3,847	$17,318.04	$4.502
11/2/26	4,162	$18,969.15	$4.558
11/3/26	14,182	$63,305.61	$4.464
11/4/26	10,553	$48,752.75	$4.620
11/5/26	7,666	$34,786.77	$4.538
11/6/26	14,448	$68,693.02	$4.756
11/9/26	10,926	$51,858.07	$4.746
11/10/26	17,924	$85,248.34	$4.756

Share amounts and per-share prices in the table have been adjusted to reflect the 1-for-10 reverse stock split. Weighted-average prices exclude brokerage commissions.

Share Repurchase Authorization.

Our Board of Directors has authorized a stock repurchase program under which we may repurchase shares of Class A common stock from time to time through open-market purchases or privately negotiated transactions, including pursuant to trading plans adopted under Rule 10b5-1 under the Exchange Act (the “Share Repurchase Program”). The timing and amount of repurchases depend on market conditions, legal requirements and other business considerations. The Share Repurchase Program does not obligate us to purchase any particular number of shares and may be suspended or terminated at any time. As of November 11, 2026, approximately $44.4 million remained available under the Share Repurchase Program, excluding commissions and transaction costs. The tender offer has been separately authorized and will not reduce the remaining amount available under the Share Repurchase Program.

Separately, upon the vesting and settlement of equity awards, we may withhold a portion of the shares of Class A common stock otherwise deliverable to the award recipient to satisfy applicable tax withholding obligations. Although these shares are treated as repurchased by the Company for reporting purposes, they are withheld pursuant to our equity incentive plan and the applicable award agreements, rather than purchased under the Share Repurchase Program. Accordingly, these transactions do not reduce the amount remaining available under the Share Repurchase Program.

The open-market purchases described above under “Purchases by the Company Under Its Share Repurchase Program” were made pursuant to a Rule 10b5-1 trading plan implemented under the Share Repurchase Program. Purchases under that trading plan ceased on November 10, 2026, before the public announcement of the tender offer, and the trading plan terminated automatically upon that announcement on November 12, 2026. Termination of the trading plan did not terminate the Share Repurchase Program.

Equity Compensation Plans.

2011 Omnibus Stock and Incentive Plan.    Our predecessor entity established the 2011 Omnibus Stock and Incentive Plan (the “2011 Plan”). In connection with our business combination in June 2021, outstanding options under the 2011 Plan were assumed by the Company and converted into options to purchase shares of Class A common stock or Class B common stock, as applicable. The 2021 Equity Incentive Plan (described below) replaced the 2011 Plan for purposes of new grants, and no additional awards may be granted under the 2011 Plan. Outstanding awards under the 2011 Plan remain subject to their applicable terms and conditions. As of November 11, 2026, options to purchase 225,901 shares of Class A common stock and 186,432 shares of Class B common stock remained outstanding under the 2011 Plan.

2021 Equity Incentive Plan.    Our 2021 Equity Incentive Plan, as amended (the “2021 Plan”), provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based and cash-based awards to eligible employees, officers, non-employee directors and consultants of the Company and its subsidiaries. The 2021 Plan is administered by the Compensation Committee of our Board of Directors, subject to the Board’s authority to administer the plan and permitted delegations of authority. The administrator determines the recipients of awards and the type, amount, vesting conditions and other terms of awards, subject to the terms of the 2021 Plan.

The share reserve under the 2021 Plan increases automatically on the first day of each fiscal year by an amount equal to the lesser of (i) 5% of the aggregate number of shares of Class A common stock and Class B common stock outstanding on the last business day of the immediately preceding fiscal year and (ii) such smaller number of shares as determined by our Board of Directors. Shares underlying awards under the 2021 Plan or the 2011 Plan that are forfeited, cancelled, expire, terminate or otherwise lapse, or are settled in cash, without delivery of shares generally become available for grants under the 2021 Plan. The 2021 Plan permits us to satisfy applicable tax withholding obligations by withholding shares otherwise deliverable upon the exercise or settlement of an award, subject to the plan’s terms and the applicable award agreement. However, shares withheld for taxes or tendered or withheld to pay an option exercise price, shares underlying stock appreciation rights that are not issued upon exercise, and shares purchased in the open market with option exercise proceeds do not become available for future grants.

As of November 11, 2026, 951,805 shares of Class A common stock were subject to outstanding awards under the 2021 Plan, and an additional 2,045,810 shares of Class A common stock were available for future grants. These share amounts reflect the 1-for-10 reverse stock split.

Additional information concerning our equity compensation plans and outstanding awards is included in Note 19, “Stock-Based Compensation,” to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated herein by reference. The foregoing descriptions are qualified in their entirety by reference to the applicable plan documents and award agreements filed or incorporated by reference as exhibits to the Schedule TO.

2021 Employee Stock Purchase Plan.    We maintain the PLAYSTUDIOS, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”). We have not implemented the 2021 ESPP. No offering periods have commenced, no purchase rights are outstanding, and no shares of Class A common stock have been issued under the 2021 ESPP, and our Board of Directors has not approved any annual increase in the number of shares reserved for issuance under the plan.

Non-Employee Director Compensation.

We maintain a compensation program for our non-employee directors. The program provides an annual cash retainer of $40,000, plus additional annual cash retainers of $15,000 for the lead independent director, $10,000 for service on each Board committee and $5,000 for chairing a Board committee. An additional annual cash retainer of $20,000 is payable for service as non-executive chair, if applicable. The Board may also authorize additional cash retainers for service on ad hoc committees, with amounts and payment terms determined based on the nature and scope of that service.

Each non-employee director who has completed six months of service is eligible for an annual grant of restricted stock units under the 2021 Plan with a target grant date value of $150,000, subject to a maximum of 12,000 shares of Class A common stock beginning in 2026, as adjusted for the reverse stock split. These awards vest quarterly over one year.

Other Compensatory Arrangements.

Additional information concerning our director and executive compensation arrangements, including equity awards and severance benefits, is set forth under “Director Compensation” and “Executive Compensation” in our definitive proxy statement on Schedule 14A filed with the SEC on May 29, 2026 (the “2026 Proxy Statement”). Those sections are incorporated herein by reference. The disclosure under “Prohibition on Hedging, Short Sales and Certain Pledge Arrangements” and “Insider Trading Policy” in the 2026 Proxy Statement is also incorporated herein by reference.

Retirement Savings Plans.

The Company currently maintains a 401(k) retirement savings plan for its employees, including named executive officers, who satisfy certain eligibility requirements. The Company’s named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees.

Rule 10b5-1 Trading Plans.

Our executive officers and directors may from time to time enter into customary plans intended to satisfy the requirements of Rule 10b5-1 of the Exchange Act, pursuant to which they may execute purchases or sales of our common stock. Rule 10b5-1 permits individuals who are not in possession of material, non-public information at the time the plan is adopted to establish pre-arranged plans to buy or sell company stock. Under these plans, sales or purchases may be effected as specified in the plans, even if subsequent material and non-public information becomes available to the individuals who adopted the plans. Any transaction executed under the provisions of the plan will be reported through Form 144 and Form 4 filings with the SEC, to the extent required by law.

Severance and Change in Control Plan.

Our named executive officers are at-will employees and do not have employment agreements with us. We maintain the PLAYSTUDIOS, Inc. Severance and Change in Control Plan (the “Severance Plan”), which provides severance payments and benefits to designated officers and management employees upon qualifying terminations of employment. Each of our named executive officers participates in the Severance Plan. Benefits include cash severance, continued health coverage and, in specified circumstances, equity vesting benefits. Enhanced benefits apply to qualifying terminations generally occurring within three months before or 12 months after a change in control. Receipt of benefits is conditioned on execution and non-revocation of a release of claims and continued compliance with applicable restrictive covenants.

The description under “Potential Payments upon Termination or Change in Control” in the 2026 Proxy Statement is incorporated herein by reference. This summary is qualified in its entirety by the Severance Plan, filed as Exhibit 10.1 to our Current Report on Form 8-K filed on March 10, 2025.

General.

Except as described in, or incorporated by reference into, this Offer to Purchase or the tender offer materials, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer to Purchase or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

The descriptions of agreements and arrangements in this Section 11 are summaries and are qualified in their entirety by the applicable agreements, plans and award forms identified in the Exhibit (d) entries in Item 12 of the Schedule TO, which are incorporated herein by reference.

12.    Legal Matters; Regulatory Approvals.

We are not aware of the applicability of any antitrust laws or any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept shares for payment and pay for shares are subject to certain conditions. See Section 7.

13.    Certain U.S. Federal Income Tax Consequences.

The following discussion is a general summary of certain U.S. federal income tax consequences of participating in the tender offer that may be relevant to holders of our Class A common stock, but does not purport to be a complete analysis of all potential tax considerations related thereto. This discussion does not address any other U.S. federal tax considerations, such as estate or gift taxes, or any state, local or non-U.S. tax considerations. This discussion is based on the Code, regulations promulgated thereunder by the U.S. Department of the Treasury (the “Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements, interpretations and practices of the IRS, in each case, as currently in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a stockholder. The Company has not sought and does not intend to seek any ruling from the IRS or any other taxing authority, or any court, regarding the matters discussed below. There can be no assurance the IRS or a court will not assert, sustain or otherwise take a position contrary to any of the tax considerations discussed herein.

This discussion is limited to holders that hold Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations, or any special rules, that may be applicable or otherwise relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income or the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•        U.S. expatriates or former citizens or long-term residents of the United States;

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•        persons holding Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•        banks, thrifts or other financial institutions;

•        insurance companies;

•        real estate investment trusts or regulated investment companies;

•        brokers, dealers or traders in securities;

•        persons for whom our Class A common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

•        “controlled foreign corporations,” “foreign controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax;

•        S corporations, partnerships or other entities or arrangements treated as flow-throughs for U.S. federal income tax purposes (or investors therein, or persons holding shares therethrough);

•        tax-exempt organizations or governmental organizations;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to shares being taken into account in an applicable financial statement;

•        persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•        persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

•        tax-qualified retirement plans.

If a partnership, including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds our Class A common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of tendering shares.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF PARTICIPATING IN THE TENDER OFFER ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of our Class A common stock that for U.S. federal income tax purposes is or is treated as: (1) an individual who is a citizen or resident of the United States; (2) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if either (a) a U.S. court is able to exercise primary supervision over the administration of trust and one of more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (b) it has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes. A “Non-U.S. Holder” is a beneficial owner of shares of our Class A common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S.Holder.

Non-Participation in the Tender Offer

The tender offer should have no U.S. federal income tax consequences to stockholders that do not tender any shares of our Class A common stock in such transaction.

U.S. Federal Income Tax Treatment of U.S. Holders

Characterization of Sale of Shares Pursuant to the Tender Offer

The exchange of shares of our Class A common stock for cash pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the tender offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the sale or exchange of the shares of Class A common stock or as receiving a distribution from us as described in more detail below.

As described below, whether the purchase by us of shares pursuant to the tender offer qualifies for exchange treatment will depend largely on the total number of the U.S. Holder’s shares (including any shares constructively owned by the U.S. Holder) that are purchased in the tender offer and any shares acquired or disposed of in a transaction that, for U.S. federal income tax purposes, is integrated with the tender offer.

Under the stock redemption rules of Section 302 of the Code, a U.S. Holder tendering shares will recognize gain or loss on an exchange of shares of Class A common stock for cash if the exchange: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company; (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, the “Section 302 tests”).

In applying the Section 302 tests, a U.S. Holder must take into account stock of the Company that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning stock of the Company owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and stock of the Company that the U.S. Holder has the right to acquire by exercise of an option. U.S. Holders should consult their own tax advisors with respect to the operation of these constructive ownership rules.

An exchange of shares of Class A common stock for cash pursuant to the tender offer generally will result in a “complete termination” of a U.S. Holder’s interest in the Company if, after the purchase of the shares, either (i) the U.S. Holder no longer owns any of the Company’s outstanding shares of capital stock (common or preferred), either actually or constructively, or (ii) the U.S. Holder no longer actually owns any of the Company’s outstanding shares of capital stock (common or preferred) and, with respect to any shares constructively owned, is eligible to waive, and effectively waives (pursuant to Section 302(c)(2) of the Code), such constructive ownership, and certain other conditions are satisfied. Generally, a U.S. Holder can only waive attribution of shares of stock owned by certain family members. Any U.S. Holder desiring to waive such constructive ownership should consult a tax advisor about the applicability of Section 302(c)(2) of the Code.

An exchange of shares of Class A common stock for cash pursuant to the tender offer generally will be a substantially disproportionate redemption with respect to a U.S. Holder if, among other things, (i) the percentage of the total combined voting power of all classes of our stock entitled to vote owned, directly and constructively, by the U.S. Holder immediately after the exchange is less than 80% of that percentage immediately before the exchange, (ii) the percentage of the then-outstanding shares of common stock (whether voting or nonvoting, and based on fair market value) owned by such U.S. Holder in the Company immediately after the exchange is less than 80% of the percentage of common shares owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange, and (iii) the U.S. Holder owns (directly and by attribution) less than 50% of the total combined voting power of all classes of stock of the Company entitled to vote immediately after the exchange. For purposes of determining voting power, each share of Class A common stock has one vote and each share of Class B common stock has 20 votes.

If an exchange of shares for cash fails to satisfy the “complete termination” and “substantially disproportionate” tests, a U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares of Class A common stock for cash pursuant to the tender offer generally will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. An exchange of shares of Class A common stock for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder with a relative equity interest that is minimal (taking into account the constructive ownership rules referenced above) and who does not exercise any control over or participate in the Company’s management should generally be treated as “not essentially equivalent to a dividend.”

We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on the one hand, or distribution treatment, on the other hand. Contemporaneous dispositions or acquisitions of shares (pursuant to the tender offer or otherwise, including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that because proration may occur in the tender offer, even if all the shares of Class A common stock that are actually and constructively owned by a U.S. Holder are tendered pursuant to the tender offer, fewer than all of such shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s shares of Class A common stock will be purchased to ensure that our purchase of such shares will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed herein. A tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the U.S. Holder to tender shares of Class A common stock subject to the condition that a specified minimum number of the U.S. Holder’s shares of Class A common stock must be purchased by us if any such shares so tendered are purchased. Further, if other stockholders sell a greater percentage of their shares pursuant to the tender offer than a particular U.S. Holder, the U.S. Holder’s proportionate interest in the Company may not decrease, or may increase, immediately following the tender offer even if that U.S. Holder sells shares for cash pursuant to the tender offer and does not (actually or constructively) acquire any other common stock of the Company, and such result could cause the U.S. Holder not to meet any of the Section 302 tests. U.S. Holders should consult their own tax advisors regarding the application of the Section 302 tests to their particular circumstances.

Sale or Exchange Treatment

If a U.S. Holder is treated under the tests in Section 302 of the Code as recognizing gain or loss from the sale or exchange of shares of Class A common stock for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s adjusted tax basis in the shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the shares will be equal to the cost of the shares to the U.S. Holder reduced (but not below zero) by any previous returns of capital. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period of the shares exceeds one year as of the date of the exchange. Long-term capital gains of certain non-corporate U.S. Holders (including individuals) is currently subject to a reduced rate of tax. The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of shares it wishes to tender in the tender offer and the order in which different blocks will be purchased in the event that less than all of its shares of Class A common stock are accepted for purchase. U.S. Holders that own separate blocks of shares should consult their own tax advisor with respect to these rules.

Distribution Treatment

If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of shares of Class A common stock for cash, the entire amount of cash received by such U.S. Holder pursuant to the tender offer will be treated as a distribution by the Company with respect to the U.S. Holder’s shares of Class A common stock. The amount of any distribution will be treated as a dividend to the extent our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) allocated to such shares. Dividends received by certain non-corporate U.S. Holders (including individuals) may be taxed at preferential rates applicable to qualified dividend income, provided certain holding period requirements are met. Corporate U.S. Holders (i) may be eligible for a dividends-received deduction for a portion of the dividend received if such holders meet certain holding period and other requirements, and (ii) may be subject to the “extraordinary dividend” provisions of the Code. The amount of any distributions in excess of our current and accumulated earnings and profits will be treated first as a non-taxable return of capital, thereby reducing the U.S. Holder’s adjusted tax basis (but not below zero) in the shares of Class A common stock and thereafter as either long-term or short-term capital gain, as applicable.

A U.S. Holder’s adjusted tax basis in the repurchased shares generally will be transferred to the U.S. Holder’s remaining shares of our capital stock, if any. If a U.S. Holder owns no other shares of our capital stock, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them in the event the repurchase is treated as a distribution with respect to their shares.

The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, if the sale of shares pursuant to the tender offer is treated as a distribution rather than a sale or exchange under Section 302 of the Code, the extent to which such sale will be treated as a dividend is unclear.

Constructive Distributions

Provided that no tendering U.S. Holder is treated as receiving a distribution as a result of the tender offer, U.S. Holders whose percentage ownership of our Company increases as a result of the tender offer should not be treated as realizing taxable constructive distributions by virtue of that increase. If any tendering U.S. Holder is deemed to receive a distribution, it is possible that stockholders whose percentage ownership of our Company increases as a result of the tender offer, including U.S. Holders who do not tender any shares pursuant to the tender offer, may be deemed to receive a constructive distribution in the amount of the increase in their percentage ownership of our Company as a result of the tender offer. A constructive distribution will be treated as a dividend to the extent of our current or accumulated earnings and profits allocable to it. This dividend treatment will not apply if the purchase of shares pursuant to the tender offer is treated as an “isolated redemption” within the meaning of the Treasury Regulations.

U.S. Federal Income Tax Treatment of Non-U.S. Holders

Characterization of Sale of Shares Pursuant to the Tender Offer

The U.S. federal income tax consequences of our purchase of shares from a Non-U.S. Holder pursuant to the tender offer will depend on whether the purchase qualifies as a sale or exchange of the shares for U.S. federal income tax purposes under the Section 302 tests described above under the heading “U.S. Federal Income Tax Treatment of U.S. Holders — Characterization of Sale of Shares Pursuant to the Tender Offer.” For withholding purposes, we may elect to treat any proceeds received by a Non-U.S. Holder pursuant to the tender offer as a dividend for U.S. federal income tax purposes, in which case we will withhold accordingly.

Sale or Exchange Treatment

If our purchase of a Non-U.S. Holder’s shares pursuant to the tender offer is treated as a sale or exchange of those shares for U.S. federal income tax purposes under the Section 302 tests described above under the heading “U.S. Federal Income Tax Treatment of Non-U.S. Holders — Characterization of Sale of Shares Pursuant to the Tender Offer,” any gain realized by such Non-U.S. Holder on the sale or exchange of the shares of Class A common stock for cash generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

•        the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the tender offer and certain other requirements are met; or

•        our Class A common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis (i.e., on the net gain derived from the sale) in the same manner as if such Non-U.S. Holder were a U.S. Holder, and if such Non.-U.S. Holder is a foreign corporation, an additional branch profits tax at a rate equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits, subject to certain adjustments.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the proceeds of the tender offer, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Class A common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the effective time of the tender offer or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Distribution Treatment

If a Non-U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the sale or exchange of shares of Class A common stock for cash pursuant to the tender offer, the entire amount of cash received by such Non-U.S. Holder pursuant to the tender offer will be treated as a distribution by the Company with respect to the Non-U.S. Holder’s shares of Class A common stock. The treatment for U.S. federal income tax purposes of such distribution as a dividend, non-taxable return of capital, or gain from the sale or exchange of shares will be determined in the manner described above under “U.S. Federal Income Tax Treatment of U.S. Holders — Distribution Treatment.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate as may be specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes proper certification of its eligibility for the lower rate as described below). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above, provided certain certification and disclosure requirements are satisfied. Generally, to claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. A Non-U.S. Holder that is a corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any such effectively connected dividends, as adjusted for certain items.

Because, as described above, it is unclear whether the cash received by a Non-U.S. Holder in connection with the tender offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Company intends to treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to Non-U.S. Holders will be subject to withholding at a rate of 30% of the gross proceeds paid, unless the Non-U.S. Holder establishes an entitlement to a reduced or zero rate of withholding by (a) timely and correctly completing and furnishing the applicable IRS Form W-8 and certifying under penalty of perjury that such holder is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and is eligible for treaty benefits or (b) if the shares are held through certain non-U.S. intermediaries, satisfying the relevant certification requirements of applicable Treasury Regulations. To the extent Non-U.S. Holders tender shares held in a United States brokerage account or otherwise through a United States broker, dealer, commercial bank, trust company, or other nominee, such Non-U.S. Holders should consult such United States broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any U.S. federal tax withheld if such holder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above under “— U.S. Federal Income Tax Treatment of Non-U.S. Holders — Sale or Exchange Treatment” or if the holder is entitled to a reduced or zero rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.

Non-U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of participation in the tender offer, including the application of U.S. federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the procedure for obtaining any available refund, as well as the applicability and effect of state, local, foreign and other tax laws.

Constructive Distributions

To the extent a Non-U.S. Holder is deemed to receive a constructive distribution with respect to an increase in its percentage ownership of our Company as a result of the tender offer (as discussed above for U.S. Holder in the “U.S. Federal Income Tax Treatment of U.S. Holders — Constructive Distributions” section), such constructive distribution should generally be treated as a distribution described above in the “U.S. Federal Income Tax Treatment of Non-U.S. Holders — Distribution Treatment” section.

Information Reporting and Backup Withholding

U.S. Holders

Information returns will generally be filed with the IRS in connection with the gross proceeds payable to a U.S. Holder pursuant to the tender offer. A U.S. Holder participating in the tender offer may be subject to backup withholding on these payments at the current rate of 24%. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will generally be subject to backup withholding:

•        the U.S. Holder fails to (i) furnish the U.S. Holder’s correct taxpayer identification number, which for an individual is ordinarily his or her social security number, (ii) certify, under penalties of perjury, that he, she or it is not subject to backup withholding, and (iii) otherwise comply with applicable requirements of the backup withholding rules;

•        the U.S. Holder is not otherwise exempt (proven in a manner satisfactory to the Depositary); or

•        the Depositary or other applicable withholding agent is notified by the IRS that the U.S. Holder previously failed to properly report payments of interest or dividends.

We will rely on information previously provided by a U.S. Holder in order to determine whether backup withholding is required. If a U.S. Holder has not previously provided this information or wishes to change previously provided information, it must submit to the Depositary a completed IRS Form W-9, which can be obtained from the Depositary or from www.irs.gov. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders

The payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies, under penalties of perjury, its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption (proven in a manner satisfactory to the Depositary or other applicable withholding agent). However, information returns are required to be filed with the IRS in connection with any dividends on our Class A common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 through 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”), and related guidance, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax generally will be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Holders should consult their tax advisors regarding the potential application of withholding under FATCA to their participation in the tender offer.

14.    Extension of the Tender Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right to terminate the tender offer and not accept for payment or pay for any shares of Class A common stock not theretofore accepted for payment or paid for or, subject to applicable law and regulation, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares of Class A common stock tendered promptly after termination or withdrawal of the tender offer.

Subject to compliance with applicable law and regulation, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares of Class A common stock or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law and regulation, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a newswire service.

If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the tender offer or the information concerning the tender offer (other than a change in price or a change in percentage of securities sought), including the waiver of a material condition, we are required to extend the tender offer, if necessary, so that the tender offer remains open for at least five business days following such change. If (1) we increase the maximum price to be paid for shares above $5.50 or decrease the price to be paid per share below $4.30 per share or otherwise change the price range to be paid for shares or increase or decrease the maximum aggregate purchase price offered for shares being sought in the tender offer (but, in the case of an increase, only if we increase the aggregate purchase price as a result of which the number of shares being sought will increase by more than 2% of our outstanding shares of Class A common stock) and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15.    Fees and Expenses; Information Agent; Dealer Manager; Depositary.

We have engaged Citizens JMP Securities, LLC to act as Dealer Manager, Georgeson LLC to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the tender offer. The Dealer Manager and Information Agent may contact holders of shares of Class A common stock by mail, email, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominees to forward tender offer materials to beneficial owners.

We will pay the Dealer Manager, the Information Agent and the Depositary reasonable and customary compensation for their respective services. We will also reimburse these parties for specified reasonable out-of-pocket expenses and indemnify them against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers or dealers (other than fees to the Dealer Manager or Information Agent as described above) for soliciting tenders of shares of Class A common stock pursuant to the tender offer or for making any recommendation in connection with the tender offer. Stockholders holding shares of Class A common stock through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs are applicable if stockholders tender shares of Class A common stock through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares of Class A common stock held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of us, the Dealer Manager, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and the Letter of Transmittal.

The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

The Dealer Manager and its affiliates in the ordinary course of their respective businesses may purchase and/or sell our securities, including shares of Class A common stock, and may hold positions, both long and short, for their respective own accounts and for the account of their respective customers. As a result, the Dealer Manager and its affiliates at any time may own certain of our securities, including shares of Class A common stock. In addition, the Dealer Manager and its affiliates may tender shares of Class A common stock into the tender offer for their respective own accounts and for the account of their respective customers.

16.    Miscellaneous.

In making the tender offer, we are not aware of any U.S. state where the making of the tender offer is not in compliance with applicable law. If, however, we become aware that the making of the tender offer or the acceptance of shares of Class A common stock pursuant to the tender offer is not permitted by administrative or judicial action pursuant to a U.S. state statute (“State Law”), we will make a good faith effort to comply with such applicable State Law. If, after such good faith effort, we cannot comply with the applicable State Law, the tender offer will not be made to the holders of shares of Class A common stock in that U.S. state. In making the tender offer, we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any U.S. state where the securities or Blue Sky laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such U.S. state.

WE HAVE NOT MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES.

PLAYSTUDIOS, Inc.

November 12, 2026

The Letter of Transmittal and certificates for shares of Class A common stock and any other required documents should be sent or delivered by each stockholder or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

Continental Stock Transfer & Trust Company

By First Class, Registered or Certified Mail: 1 State Street, 30th Floor Attn: REORG TENDERS New York, NY 10004-1571	By Express or Overnight Delivery: 1 State Street, 30th Floor Attn: REORG TENDERS New York, NY 10004-1571

The Information Agent for the Tender Offer is:

Georgeson LLC
51 West 52nd Street, 6th Floor
New York, NY 10019
Stockholders: (888) 745-2931
Banks and brokers: (570) 219-4773

Questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or the other tender offer materials may be directed to the Information Agent at the telephone number and address set forth below. Stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer. To confirm delivery of shares of Class A common stock, stockholders are directed to contact the Depositary.

The Dealer Manager for the Tender Offer is:

Citizens JMP Securities, LLC

1301 Avenue of the Americas

New York, NY 10019

Tel: (212) 906-3502